EXHIBIT 10.1

STONERIDGE, INC.

FIRST AMENDMENT TO LONG-TERM INCENTIVE PLAN

Pursuant to Section 12 (Amendments and Termination) of the Stoneridge, Inc. Long-Term Incentive Plan (“the Plan”) the Board of Directors of Stoneridge, Inc. on May 12, 2003 amended the Plan as follows:

1.	Section 5(d) was deleted in its entirety and replaced with the following:

(d) Buyout Provisions. The Committee may at any time buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares an option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the participant, provided that no such transaction under this provision (i) is to be made at other than the fair value of the option on the date of the buyout, or (ii) involving a Section 16 Participant shall be structured or effected in a manner that would violate, or result in any liability on the part of the participant under, Section 16 of the Exchange Act or the rules and regulations promulgated thereunder.

2.	The remainder of the Plan shall remain in full force and effect.